EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2005 Israeli Share Option and Restricted Share Plan and 2005 International Share Option and Restricted Share Plan for ViryaNet Ltd. (the “Company”), of our report dated August 27, 2007, with respect to the 2006 financial statements of ViryaNet Pty Ltd (a wholly-owned subsidiary of ViryaNet Ltd.), included in the Company’s Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Melbourne, Australia	NEXIA ASR
September 20, 2007	ABN 16 847 721 257